Press Release
TechnipFMC Appoints Robert G. Gwin to its Board of Directors
NEWCASTLE & HOUSTON, January 31, 2023 – TechnipFMC (NYSE: FTI) (the “Company”) today announced that Robert G. Gwin, former President of Anadarko Petroleum Corporation, has been appointed to its Board of Directors, effective February 1, 2023. The Company also announced that Peter Mellbye will retire from the Board and will not stand for re-election at the Company’s next annual general meeting.
Doug Pferdehirt, Chair and CEO of TechnipFMC, stated: “Since joining the Board in 2013, Peter has been a tremendous leader, partner and contributor. We have greatly benefitted from his leadership during the evolution of our company and wish him well in his retirement.” Mr. Pferdehirt continued, “I am delighted to welcome Bob to the Board. He is a proven board member and global business leader, who has tremendous knowledge of our industry and company. He has spent over 30 years working in numerous areas of finance and operations and brings extensive strategic thinking and financial acumen to our Board. Bob brings a skillset that strengthens our Board of Directors and complements its capabilities.”
About Robert G. Gwin
Mr. Gwin was President of Anadarko Petroleum Corporation (“Anadarko”), one of the world’s largest independent oil and natural gas exploration and production companies, until its acquisition by Occidental Petroleum Corporation in August 2019. He served as Executive Vice President, Finance and Chief Financial Officer of Anadarko from 2009 to 2018. Mr. Gwin is currently a director of Pembina Pipeline Corporation and Crescent Energy Company. He previously served as a director of LyondellBasell Industries N.V. from 2011 to 2018, including serving as its Chairman from 2013 to 2018, and as a director of Enable Midstream Partners, LP from 2020 through 2021, including serving as its Chairman. He also previously was a director of both Western Gas Partners, LP, and its general partner Western Gas Equity Partners, LP from 2007 to 2019, including serving as the Chairman of both entities from 2009 to 2018. He holds a Bachelor of Science degree from the University of Southern California and a Master of Business Administration degree from the Fuqua School of Business at Duke University. He also earned the Chartered Financial Analyst (CFA) designation from the CFA Institute.

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About TechnipFMC

TechnipFMC is a leading technology provider to the traditional and new energy industries, delivering fully integrated projects, products, and services.

With our proprietary technologies and comprehensive solutions, we are transforming our clients’ project economics, helping them unlock new possibilities to develop energy resources while reducing carbon intensity and supporting their energy transition ambitions.

Organized in two business segments — Subsea and Surface Technologies — we will continue to advance the industry with our pioneering integrated ecosystems (such as iEPCI™, iFEED™ and iComplete™), technology leadership and digital innovation.

Each of our approximately 20,000 employees is driven by a commitment to our clients’ success, and a culture of strong execution, purposeful innovation, and challenging industry conventions.

TechnipFMC utilizes its website as a channel of distribution of material company information. To learn more about how we are driving change in the industry, go to www.TechnipFMC.com and follow us on Twitter @TechnipFMC.

Contacts

Investor relations
Matt Seinsheimer
Senior Vice President, Investor Relations and Corporate Development
Tel: +1 281 260 3665
Email: Matt Seinsheimer

James Davis
Senior Manager, Investor Relations
Tel: +1 281 260 3665
Email: James Davis
Media relations Nicola Cameron Vice President, Corporate Communications Tel: +44 1383 742297 Email: Nicola Cameron Catie Tuley Director, Public Relations Tel: +1 281 591 5405 Email: Catie Tuley

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